Exhibit 23.1 Consent of Independent Registered Public Accounting Firm We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-1 No. 333-207033) and related Prospectus of Talen Energy Corporation for the registration of 44,974,658 shares of its common stock and to the inclusion therein of our report dated February 23, 2015, with respect to the consolidated financial statements PPL Energy Supply, LLC at December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, incorporated by reference in the Form S-8 for the registration of 700,000 shares of common stock as part of a compensation program pertaining to the Talen Energy 2015 Stock Incentive Plan. /s/ Ernst & Young LLP Philadelphia, Pennsylvania December 29, 2015